EXHIBIT 3a



      AMENDMENT NO. 1 TO JUNIOR SUBORDINATED SECURED EXCHANGEABLE NOTE AND
                                     CONSENT



         This Amendment No. 1 to Junior Subordinated Secured Exchangeable Note and Consent (this "Amendment") is entered into as of the 7th day of July between American Mobile Satellite Corporation, a Delaware corporation (the "Company"), and Baron Asset Fund (the "Holder"), on behalf of The Baron Asset Fund Series, a business trust organized under the laws of the Commonwealth of Massachusetts.





                                    RECITALS



         WHEREAS, the Company issued a Junior Subordinated Secured Exchangeable Note (the "Note") dated January 15, 1999 in the principal amount of $21,500,000 in favor of the Holder;

         WHEREAS, the Company and the Holder mutually desire to amend the terms of the Note as set forth in this Amendment;

         NOW, THEREFORE, in consideration of the premises and the covenants set forth herein, the parties agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note.

         2. Maturity. The words "on September 30, 2006" appearing in the first paragraph of the Note shall be deleted and the following phrase substituted therefor:

                           "(a)  on  December  31,  2004,  or (b) by  reason  of
                  automatic extension without any action by any party, if XM Satellite Radio Holdings Inc. ("XM Holdings") issues High Yield Debt (as defined in the Exchange, Amendment and Recapitalization Agreement dated as of July 7, 1999 between XM Holdings and the Company (the "Recapitalization Agreement")) prior to June 30, 2001, on the first Business Day (as defined in the Recapitalization Agreement) following the date that is six (6) months from the maturity date of such High Yield Debt or, following such first issuance, any other High Yield Debt issued prior to June 30, 2002, unless this Note is otherwise exchanged in accordance with the terms hereof."

         3.  XM Common Stock.

                  (a) All references to "XM Common Stock" in the Note shall be deleted and the words "XM Class B Common Stock" shall be substituted therefor. Furthermore, the definition of "XM Common Stock" in Section 1(f) of the Note shall be deleted in its entirety and the following shall be substituted therefor:

                           "'XM Class B Common  Stock'  means the Class B common
                  stock of XM Holdings, having a par value of $0.01 per share, or, in the event that the Company shall, at

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                  the relevant time,  have converted the XM Class B Common Stock held by it to XM Class A Common Stock, all references to 'XM Class B Common Stock' shall be deemed to mean the Class A Common Stock."

                  (b) A new definition of "XM Class A Common Stock" shall be added to Section 1 of the Note as follows:

                      "'XM Class A Common  Stock' means the Class A common stock of XM Holdings, having a par value of $0.01 per share."

         4. Consent. Pursuant to Section 2(l) of the Note Purchase Agreement dated as of January 15, 1999 between the Company and the Holder, the Holder hereby consents to the amendments to the XM Convertible Note contained in
Section 2.2 of the Exchange, Amendment and Recapitalization Agreement dated as of July 7, 1999 between XM Holdings and the Company.

         5. Miscellaneous: Except as specifically amended hereby, all terms and provisions of the Note shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed to constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized directors, officers or representatives as of the day and year first above written.



                                              AMERICAN MOBILE SATELLITE
                                              CORPORATION


                                              By: /s/Randy Segal
                                                  --------------
                                                  Name:   Randy Segal
                                                  Title:  Senior Vice President




                                              BARON ASSET FUND, on behalf of
                                              THE BARON ASSET FUND SERIES


                                              By: /s/Ronald Baron
                                                  ---------------
                                                  Name:   Ronald Baron
                                                  Title:  Chairman & CEO


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